Exhibit 4.46

EXECUTION VERSION

Dated 19 January 2010

ASSIGNMENT OF CONTRACTS

between

FUTURE ENTERTAINMENT S.À R.L.
as Company

and

DEUTSCHE BANK AG, LONDON BRANCH
as Security Trustee

White & Case LLP

5 Old Broad Street

London  EC2N 1DW

TABLE OF CONTENTS

1.	INTERPRETATION	2
2.	COVENANT TO PAY	7
3.	ASSIGNMENTS, FIXED CHARGE AND FLOATING CHARGE	8
4.	CONTINUING SECURITY	9
5.	REPRESENTATIONS AND WARRANTIES	11
6.	GENERAL UNDERTAKINGS	13
7.	FURTHER ASSURANCE	13
8.	ENFORCEMENT OF SECURITY	14
9.	ADMINISTRATORS AND RECEIVERS	15
10.	APPLICATION OF PROCEEDS	17
11.	POWER OF ATTORNEY	17
12.	PROTECTION OF SECURITY TRUSTEE AND RECEIVERS	18
13.	PROTECTION OF THIRD PARTIES	18
14.	DELEGATION BY SECURITY TRUSTEE	19
15.	REDEMPTION OF PRIOR MORTGAGES	19
16.	RELEASE OF THE SECURITY	19
17.	PAYMENTS	19
18.	COSTS AND EXPENSES	20
19.	ASSIGNMENTS AND TRANSFERS	21
20.	REMEDIES AND WAIVERS	21
21.	SET-OFF	21
22.	ADDITIONAL PROVISIONS	22
23.	NOTICES	23
24.	GOVERNING LAW	23
25.	JURISDICTION	24
26.	COUNTERPARTS AND EFFECTIVENESS	24
SCHEDULE 1	CONTENT PROVIDER CONTRACTS	25

i

THIS ASSIGNMENT is made on 19 January 2010 between the following parties:

(1)                                 FUTURE ENTERTAINMENT S.À R.L., a Luxembourg private limited liability company (société à responsabilité limitée), with its registered office at Media Center Betzdorf, 11 rue Pierre Werner, L-6832 Betzdorf, Grand Duchy of Luxembourg, registered with the RCS under number B 145.414 and having a statutory capital of GBP 400,000 (the “Company”); and

(2)                                 DEUTSCHE BANK AG, LONDON BRANCH as trustee for the Secured Creditors (the “Security Trustee”, which expression includes any person which is for the time being a trustee (or a co-trustee) for the Secured Creditors).

RECITALS

(A)                              The Senior Lenders have agreed to make available to the Borrowers (as defined in the Senior Facilities Agreement (as defined below)) certain credit facilities pursuant to the terms and subject to the conditions of the Senior Facilities Agreement.

(B)                                Virgin Media Secured Finance PLC has agreed to issue and sell the Senior Secured Notes under the Senior Secured Notes Indenture.

(C)                                By an intercreditor deed dated 3 March 2006, as amended and restated on 13 June 2006, 10 July 2006, 31 July 2006, 15 May 2008, 30 October 2009 and 8 January 2010 (the “Group Intercreditor Deed”) the Security Trustee, the Facility Agent, the Original Senior Borrowers, the Original Senior Guarantors, the Senior Lenders, the Hedge Counterparties, the Intergroup Debtors and the Intergroup Creditors (as each of those terms are defined therein) and certain other members of the Group have agreed to regulate their relationship as creditors on the terms set out therein.

(D)                               The Board of Managers of the Company is satisfied that the Company is entering into this Assignment for the purposes of its business and that its doing so benefits the Company.

(E)                                 The Security Trustee and the Company intend this Assignment to take effect as a deed (even though the Security Trustee only executes it under hand).

(F)                                 The Security Trustee holds the Security and the benefit of this Assignment on trust for itself and the other Secured Creditors on the terms and subject to the conditions of the Security Trust Agreement and the Group Intercreditor Deed.

1.                                      INTERPRETATION

1.1                                 Definitions

In this Assignment the following terms have the meanings given to them in this Clause.

“Account” means any account now or in the future opened or maintained by the Company with a bank or other financial institution (and any replacement account or subdivision or subaccount of that account), all amounts from time to time standing to the credit of, or accrued or accruing on, such account and all Related Rights.

“Beneficiaries” means the First Beneficiary and the Second Beneficiaries.

“Content Provider Contracts” means the contracts detailed in Schedule 1 (Content Provider Contracts) and any other contract of a similar nature from time to time designated in writing as a Content Provider Contract by the Security Trustee.

“Contracts” means the Subscriber Contracts and the Content Provider Contracts.

“Default Rate” means the rate specified in clause 28.2 of the Senior Facilities Agreement or, upon its repayment in full and cancellation of all undrawn commitments thereunder such equivalent provision in the Relevant Facilities Agreement.

“Enforcement Event” means the date on which, following the occurrence of an Event of Default that is continuing, either the Relevant Agent or the Security Trustee notifies the Company of the occurrence of that Event of Default, or takes, under any one or more of the Senior Finance Documents, any of the steps it is entitled to take by reason of the occurrence of such Event of Default.

“Event of Default” means each of:

(a)                  a Senior Default; and

(b)                 an event of default or termination event (however described) under any Hedging Agreement;

“Liability” means any obligation or liability for the payment of money, whether in respect of principal, interest or otherwise, whether actual or contingent, whether owed jointly or severally and whether as principal or surety or in any other capacity.

“Receiver” means a receiver and manager or any other receiver (whether appointed pursuant to this Assignment or any statute, by a court or otherwise) of all or any of the Secured Assets and shall, where permitted by law, include an administrative receiver.

“Related Rights” means, in relation to any asset:

(a)                  the proceeds of sale of all or any part of that asset;

(b)                 all rights under any licence, agreement for sale or agreement for lease in respect of that asset;

(c)                  all rights, powers, benefits, claims, contracts, warranties, remedies, security, guarantees, indemnities or covenants for title in respect of that asset; and

(d)                 any moneys, proceeds or income paid or payable in respect of that asset.

“Relevant Facilities Agreement” means the Senior Facilities Agreement, or, upon its repayment in full and cancellation of all undrawn commitments thereunder, the Designated Refinancing Facilities Agreement, provided that if upon the repayment in full and cancellation of all undrawn commitments under the Senior Facilities Agreement there is no Designated Refinancing Facilities Agreement, until such time that a Refinancing Facilities Agreement has been designated as a Designated

Refinancing Facilities Agreement, the “Relevant Facilities Agreement” shall be the Senior Facilities Agreement immediately prior to such termination, and provided further that upon the repayment in full and cancellation of all undrawn commitments under the Designated Refinancing Facilities, until such time that a Refinancing Facilities Agreement has been designated as a Designated Refinancing Facilities Agreement, the “Relevant Facilities Agreement” shall be the Designated Refinancing Facilities Agreement immediately prior to such termination.

“Secured Assets” means all of the Company’s assets, rights, title, interests and benefits in, to and in respect of the Contracts.

“Secured Creditors” means the Beneficiaries and any Receiver appointed under this Assignment.

“Secured Obligations” means the Security Trustee Liabilities, the Senior Liabilities and the Hedging Liabilities, provided that any liabilities that have been designated as “New Senior Liabilities” under the Group Intercreditor Deed or are incurred after 31 December 2009 under any Refinancing Facilities Agreement entered into after such date,

(a)                  in breach of the provisions of the Senior Facilities Agreement, or upon its repayment in full and cancellation of all undrawn commitments thereunder (unless there is no Designated Refinancing Facilities Agreement), the Designated Refinancing Facilities Agreement, or any Refinancing Facilities Agreement on the date of such designation (excluding any applicable cure period), or

(b)                 that the Security Trustee, acting reasonably, has not agreed to act as security trustee for,

shall not, in any such case constitute “Secured Obligations” for the purpose of this Agreement;

“Security” means the security created or intended to be created by this Assignment.

“Security Period” means the period beginning on the date of this Assignment and ending on the date upon which:

(a)                  none of the Secured Creditors is under any obligation (whether actual or contingent) to make advances or provide other financial accommodation to the Obligors under any of the Senior Finance Documents; and

(b)                 all Secured Obligations have been unconditionally and irrevocably paid and discharged in full.

“Security Trust Agreement” means the security trust agreement dated 3 March 2006 and amended and restated on or about the date of this Deed between, Deutsche Bank AG, London Branch as Security Trustee and as Facility Agent, Virgin Media Investment Holdings Limited (formerly known as NTL Investment Holdings Limited) and the companies named therein as Original Obligors;

“Senior Facilities Agreement” means the senior facilities agreement dated 3 March 2006 (as amended and restated on 22 May 2006, 10 July 2006, 10 August 2006, 4 April 2007, 15 May 2008, 10 November 2008, 30 October 2009 and 8 January 2010 and as amended, restated, supplemented or novated from time to time between Virgin Media Inc., Virgin Media Finance plc, Virgin Media Investment Holdings Limited (formerly known as NTL Investment Holdings Limited), Telewest Communications Networks Limited, VMIH Sub Limited (formerly known as NTLIH Sub Limited) as UK Borrowers, Virgin Media Dover LLC (formerly known as NTL Dover LLC) as US Borrower, Deutsche Bank AG, London Branch, J.P. Morgan plc, The Royal Bank of Scotland plc and Goldman Sachs International as Bookrunners and as Mandated Lead Arrangers, Deutsche Bank AG, London Branch as Facility Agent and as Security Trustee, Deutsche Bank AG, New York Branch as US Paying Agent, GE Corporate Banking Europe SAS as Administrative Agent, Deutsche Bank AG, London Branch as Original L/C Bank and the persons named therein as Lenders;

“Senior Secured Notes” has the meaning given to the term “Notes” in the Senior Secured Notes Indenture;

“Senior Secured Notes Documents” means the Senior Secured Notes Indenture including the guarantees set out therein, and the Senior Secured Notes;

“Senior Secured Notes Indenture” means the indenture dated on or about the date of this Deed governing the $1,000,000,000 6.50% Senior Secured Notes due 2018 and the £875,000,000 7.00% Senior Secured Notes due 2018, among Virgin Media Inc., Virgin Media Investment Holdings Limited, Virgin Media Finance PLC, Virgin Media Secured Finance PLC, the subsidiary guarantors named therein, The Bank of New York Mellon, as trustee, registrar and paying agent and The Bank of New York Mellon (Luxembourg), S.A., as Luxembourg paying agent, as amended, restated, supplemented or otherwise modified from to time; and

“Subscriber Contracts” means all documents (including, without limitation, any relevant customer application forms), both present and future, evidencing a contract between the Company, Virgin Media Limited, Virgin Media Payments Limited and a Subscriber for the supply of, inter alia, services by the Company through the operation of telecommunications and/or television systems operated by the Company in accordance with applicable Telecommunications, Cable and Broadcasting Laws (including any part of such system and all modifications, substitutions, replacements, renewals and extensions made to such systems).

1.2                                 Successors and Assigns

The expressions “Beneficiaries”, “Company”, “Senior Lenders”, “Relevant Agent” and “Security Trustee” include, where the context admits, their respective successors, permitted assigns and transferees and, in the case of the Beneficiaries, their Transferees and, in the case of the Security Trustee, such other person as may from time to time be appointed as Security Trustee for the Secured Creditors pursuant to the provisions of the Security Trust Agreement.

1.3                                 Defined Terms

Unless this Assignment provides otherwise or the context otherwise requires, words and expressions defined (or expressed to be subject to a particular construction) in the Group Intercreditor Deed or (unless otherwise defined in the Group Intercreditor Deed) in the Relevant Facilities Agreement shall have the same meaning (or be subject to the same construction) when used in this Assignment.

1.4                                 References to Agreements

Unless otherwise stated, any reference in this Assignment to any agreement or document (including any reference to this Assignment or any other Senior Finance Document or to any agreement or document entered into pursuant to or in accordance with such agreement or document) shall be construed as a reference to:

(a)                  such agreement or document as amended, restated, varied, novated or supplemented from time to time; and

(b)                 any agreement or document whereby such agreement or document is so amended, varied, supplemented or novated or which is entered into pursuant to or in accordance with any such agreement or document.

1.5                                 Statutes

Any reference in this Assignment to a statute or statutory provision shall, unless the contrary is indicated, be construed as a reference to such statute or statutory provision as the same shall have been or may be amended or re-enacted.

1.6                                 Implied Covenants

The following provisions of the Law of Property (Miscellaneous Provisions) Act 1994 will not apply to Clause 3 (Assignments, Fixed Charge and Floating Charge):

(a)                  the words “other than any charges, encumbrances or rights which that person does not and could not reasonably be expected to know about” in Section 3(1);

(b)                 the words “except to the extent that” and all the words thereafter in Section 3(2); and

(c)                  Section 6(2).

1.7                                 Third Party Rights

(a)                  A person which is not a party to this Assignment (a “third party”) shall have no rights to enforce any of its provisions except that:

(i)                                     a third party shall have those rights it would have had if the Contracts (Rights of Third Parties) Act 1999 had not come into effect; and

(ii)                                  each of Clauses 18.4 (Indemnity), 18.5 (Value Added Tax), 21 (Set-Off), 22.3 (Currency Conversion) and 22.4 (Currency Indemnity) shall be enforceable by any third party referred to in such clause as if such third party were a party to this Assignment.

(b)                 The parties to this Assignment may vary or rescind this Assignment without the consent of any third party.

1.8                                 Clause and Schedule Headings

(a)                  Unless otherwise stated, any reference in this Assignment to a Clause or a Schedule shall be construed as a reference to a clause of or a schedule to this Assignment.

(b)                 Clause and Schedule headings are for ease of reference only and shall not affect the construction of this Assignment.

1.9                                 Group Intercreditor Deed

This Assignment should be read and construed subject to the terms of the Group Intercreditor Deed.  In the event of any inconsistency between the terms of this Assignment and the Group Intercreditor Deed, the terms of the Group Intercreditor Deed shall prevail.

1.10                           Secured Obligations

It is acknowledged and agreed that (without prejudice to the extension of the Secured Obligations to any other Indebtedness from time to time included within the definition thereof) as at the date hereof, the Secured Obligations shall include:

(a)                  all Liabilities under the Senior Facilities Agreement; and

(b)                 all Liabilities under the Senior Secured Notes Documents.

2.                                      COVENANT TO PAY

2.1                                 Covenant to Pay

The Company agrees that promptly on demand of the Security Trustee it will pay to the Security Trustee any Secured Obligation which is due but unpaid.

2.2                                 Interest

Any Secured Obligation which is owed by the Company under this Assignment and is not paid when due shall bear interest at the Default Rate from the due date until the date on which such Secured Obligation is unconditionally and irrevocably paid in full and such interest shall accrue from day to day (after as well as before judgment) and be payable by the Company on demand of the Security Trustee.

3.                                      ASSIGNMENTS, FIXED CHARGE AND FLOATING CHARGE

3.1                                 Assignments

The Company assigns, with full title guarantee and as continuing security for the payment and discharge of the Secured Obligations, the Secured Assets to the Security Trustee to hold the same on trust for the Secured Creditors on the terms and subject to the conditions of the Security Trust Agreement and the Group Intercreditor Deed.

3.2                                 Fixed Charge

(a)                  To the extent not effectively assigned pursuant to Clause 3.1 (Assignments), the Company charges by way of first fixed charge, with full title guarantee and as continuing security for the payment and discharge of the Secured Obligations, the Secured Assets in favour of the Security Trustee to hold the same on trust for the Secured Creditors on the terms and subject to the conditions of the Security Trust Agreement and the Group Intercreditor Deed.

3.3                                 Floating Charge

(a)                  To the extent not effectively assigned pursuant to Clause 3.1 (Assignments) or effectively charged pursuant to Clause 3.2 (Fixed Charge), the Company charges by way of a first floating charge, with full title guarantee and as continuing security for the payment and discharge of the Secured Obligations, the Secured Assets in favour of the Security Trustee to hold the same on trust for the Secured Creditors on the terms and subject to the conditions of the Security Trust Agreement and the Group Intercreditor Deed.

(b)                 Paragraph 14 of Schedule B1 to the Insolvency Act 1986 applies to the floating charge created pursuant to this Clause 3.3.

3.4                                 Conversion of Floating Charge

(a)                  The Security Trustee may, by notice to the Company, convert the floating charge created under this Assignment with immediate effect into a fixed charge if:

(i)                                     the Security becomes enforceable in accordance with Clause 8 (Enforcement of Security);

(ii)                                  the Security Trustee in good faith considers any of the Secured Assets to be in danger of being seized or sold under or pursuant to any form of distress, attachment, execution or other legal process or otherwise to be in jeopardy; or

(iii)                               the Security Trustee considers such conversion to be necessary or desirable to protect the priority of the Security,

and such fixed charge shall apply to all assets which are the subject of the floating charge unless and to the extent that such notice otherwise specifies.

(b)                 The floating charge created under this Assignment shall (in addition to the circumstances in which the same will occur under general law) automatically be converted into a fixed charge (without notice) as regards all the assets subject to the floating charge at such time:

(i)                                     upon the convening of a meeting of the members of the Company to consider a resolution to wind up the Company;

(ii)                                  upon the presentation of a petition to wind up the Company or the presentation or making of an application for a warrant of execution, a writ of fieri facias or a third party debt order or charging order in respect of any of the Secured Assets which are the subject of the floating charge under this Assignment;

(iii)                               upon the issue and notice of distraint by the Inland Revenue or HM Customs and Excise or other competent authority, or upon any steps being taken to distrain for rent against any property of the Company; or

(iv)                              if the Company fails to comply with its covenant in Clause 6.3 (Negative Pledge and Disposals) of this Assignment,

provided that nothing in this Assignment shall cause the floating charge to crystallise by reason of the Company obtaining or of anything being done with a view to the Company obtaining a moratorium under Section 1A of and Schedule A1 to the Insolvency Act 1986.

(c)                  The giving of notice by the Security Trustee pursuant to paragraph (a) above in relation to any of the Secured Assets shall not be construed as a waiver or abandonment of the right of the Security Trustee to serve similar notices in respect of any other of the Secured Assets or of any other of the rights of the Secured Creditors (or any of them) under any Senior Finance Document.

4.                                      CONTINUING SECURITY

4.1                                 Continuing and Independent Security

The Security shall constitute and be continuing security which shall not be released or discharged by any intermediate payment or settlement of all or any of the Secured Obligations, shall continue in full force and effect until the end of the Security Period and is in addition to and independent of, and shall not prejudice or merge with, any other security (or any right of set-off) which the Security Trustee or any other Secured Creditor may hold at any time for the Secured Obligations or any of them.

4.2                                 New Accounts

If the Security Trustee receives notice of any Encumbrance created or arising after the date of this Assignment in respect of the Secured Assets or any of them or makes demand of the Company for payment of any or all of the Secured Obligations:

(a)                  the Security Trustee may open a new account or accounts in respect of any or all of the Secured Obligations (and if it does not do so it shall be treated as if it had done so at the time it received such notice or made such demand); and

(b)                 thereafter any amounts paid to the Security Trustee in respect of the Secured Obligations, or realised or recovered by the Security Trustee under this Assignment, shall be credited to a new account (or be treated as having been so credited) and not applied (or be treated as having been applied) in or towards payment of all or any of the Secured Obligations.

4.3                                 Avoidance of Payments

Where any release, discharge or other arrangement in respect of any Secured Obligation or any security the Security Trustee may hold for such Secured Obligation is given or made in reliance on any payment or other disposition which is avoided or must be repaid in an insolvency, liquidation or otherwise, and whether or not the Security Trustee has conceded or compromised any claim that any such payment or other disposition will or should be avoided or repaid, this Assignment and the Security shall continue as if such release, discharge or other arrangement had not been given or made.

4.4                                 Immediate Recourse

Neither the Security Trustee nor any other Secured Creditor shall be obliged before exercising any of the rights conferred on it by this Assignment or by law to seek to recover amounts due from the Company or to exercise or enforce any other rights or security it may have or hold in respect of the Secured Obligations or any of them.

4.5                                 Waiver of Defences

Neither the obligations of the Company under this Assignment, nor the Security and the rights, powers and remedies conferred on the Security Trustee by this Assignment or by law shall be discharged, impaired or otherwise affected by:

(a)                  the winding-up, dissolution, administration or reorganisation of an Obligor or any other person or any change in the status, function, control or ownership of a Borrower or any such person;

(b)                 any of the Secured Obligations or any other security held by the Security Trustee or any other Secured Creditor in respect thereof being or becoming illegal, invalid, unenforceable or ineffective in any respect;

(c)                  any time or other indulgence being granted or agreed to or with an Obligor or any other person in respect of the Secured Obligations or any of them or in respect of any other security held by the Security Trustee or any other Secured Creditor in respect thereof;

(d)                 any amendment to, or any variation, waiver or release of, the Secured Obligations or any of them or any other security, guarantee or indemnity held by the Security Trustee or any other Secured Creditor in respect thereof;

(e)                  any total or partial failure to take or perfect any security proposed to be taken in respect of the Secured Obligations or any of them;

(f)                    any total or partial failure to realise the value of, or any release, discharge, exchange or substitution of, any other security, guarantee or indemnity held by the Security Trustee or any other Secured Creditor in respect of the Secured Obligations or any of them; or

(g)                 any other act, event or omission which might operate to discharge, impair or otherwise affect the obligations of the Company under this Assignment, the Security or any of the rights, powers and remedies conferred on the Security Trustee by this Assignment or by law.

4.6                                 No Competition

Any right which the Company may have by way of subrogation, contribution or indemnity in relation to the Secured Obligations, or otherwise to claim or prove as a creditor of an Obligor or any other person or its estate in competition with the Security Trustee or any other Secured Creditor, shall be exercised by the Company only if and to the extent that the Security Trustee so requires and in such manner and upon such terms as the Security Trustee may specify and the Company shall hold any moneys, rights or security held or received by it as a result of the exercise of any such rights on trust for the Security Trustee for application in accordance with the terms of this Assignment as if such moneys, rights or security were held or received by the Security Trustee under this Assignment.

4.7                                 Appropriation

Neither the Security Trustee nor any other Secured Creditor shall be obliged to apply any sums held or received by it in respect of the Secured Obligations in or towards payment of the Secured Obligations and any such sum shall be held by or paid to the Security Trustee for application pursuant to the terms of this Assignment provided that any such sum may be credited to a suspense or impersonal account and held in such account pending the application from time to time of such sums in or towards discharge of the Secured Obligations.

5.                                      REPRESENTATIONS AND WARRANTIES

The Company makes the representations and warranties set out in Clauses 5.1 (Status and Due Authorisation) to 5.6 (No Conflicts) to each Secured Creditor and acknowledges that each of the Secured Creditors has entered into the Senior Finance Documents to which it is party in reliance on such representations and warranties.

5.1                                 Status and Due Authorisation

It is a private limited liability company incorporated under the laws of Luxembourg with power to enter into this Assignment and to exercise its rights and perform its obligations under this Assignment and all corporate and other action required to authorise its execution of this Assignment and its performance of its obligations under this Assignment has been duly taken.

5.2                                 Binding Obligations

The obligations expressed to be assumed by it in this Assignment are legal and valid obligations binding on it in accordance with the terms of this Assignment.

5.3                                 All Actions Taken

All acts, conditions and things required to be done, fulfilled and performed in order to:

(a)                  enable it lawfully to enter into, exercise its rights under and perform and comply with the obligations expressed to be assumed by it in this Assignment;

(b)                 ensure that the obligations expressed to be assumed by it in this Assignment are legal, valid and binding; and

(c)                  make this Assignment admissible in evidence in England,

have been done, fulfilled and performed.

5.4                                 No Adverse Interests

Subject only to the Security, no person other than the Company has any legal or beneficial interest (or any right to claim any such interest) in the Secured Assets or any part thereof and the Company has not received notice of any such claim.

5.5                                 No Disposals

Save as contemplated in this Assignment or any of the other Senior Finance Documents, it has not transferred, mortgaged, charged or otherwise disposed of (or agreed to transfer, charge or otherwise dispose of), whether by way of security or otherwise, the benefit of all or any of the Secured Assets.

5.6                                 No Conflicts

Its execution of this Assignment and its exercise of its rights and performance of its obligations under this Assignment do not and will not (a) conflict with the provisions of (i) any agreement, mortgage, bond or other instrument or treaty to which it is a party or which is binding upon it or any of its assets, (ii) its Articles, or (iii) any applicable law, regulation or official or judicial order, or (b) cause any of the foregoing representations to be untrue.

5.7                                 Repetition

The representations and warranties set out in Clauses 5.1 (Status and Due Authorisation) to 5.6 (No Conflicts) are made on the date of this Assignment and are deemed to be repeated on each Utilisation Date and the date on which all or any of the representations and warranties contained in clause 21 of the Senior Facilities Agreement, or upon its repayment in full and cancellation of all undrawn commitments thereunder, such equivalent provision in the Relevant Facilities Agreement, are deemed to be repeated pursuant to the relevant provisions thereof.

6.                                      GENERAL UNDERTAKINGS

6.1                                 Authorisations

The Company shall obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorisations, approvals, licences and consents required in or by the laws of England and the laws of Luxembourg to enable it lawfully to enter into and perform its obligations under this Assignment and to ensure the legality, validity, enforceability or admissibility in evidence in England of this Assignment.

6.2                                 Performance of Obligations

The Company will duly and promptly perform its obligations and, unless the Security Trustee shall otherwise require, diligently pursue its rights and remedies under or in relation to the Secured Assets.

6.3                                 Negative Pledge and Disposals

The Company will not during the Security Period:

(a)                  create or permit to subsist any Encumbrance over all or any part of the Secured Assets other than:

(i)                                     Encumbrances constituted by or created pursuant to any of the Senior Finance Documents; and/or

(ii)                                  other Encumbrances expressly permitted under the terms of the Senior Finance Documents; and/or

(b)                 dispose of all or any part of the Secured Assets except to the extent and in the manner expressly permitted under the Senior Finance Documents.

6.4                                 No Action

The Company shall not take any action which would cause any of the representations made in Clause 5 (Representations and Warranties) to be untrue at any time during the Security Period.

6.5                                 Notification of Misrepresentation

The Company shall notify the Security Trustee of the occurrence of any event which results in or may reasonably be expected to result in any of the representations made in Clause 5 (Representations and Warranties) being untrue when made or when deemed to be repeated.

7.                                      FURTHER ASSURANCE

The Company shall from time to time and at its own expense give all such assurances and do all such things as the Security Trustee may reasonably require or consider desirable to enable the Security Trustee to perfect, preserve or protect the Security or to exercise any of the rights conferred on it by this Assignment or by law and to that intent the Company shall execute all such instruments, deeds and agreements and give all such notices and directions as the Security Trustee may consider expedient.  The obligations of the Company under this Clause 7 are in addition to the covenants for further assurance deemed to be included by virtue of the Law of Property (Miscellaneous Provisions) Act 1994.

8.                                      ENFORCEMENT OF SECURITY

8.1                                 Security Enforceable

If (and only if) an Enforcement Event has occurred then the Security created pursuant to this Assignment shall become enforceable.

8.2                                 Enforcement

At any time after an Enforcement Event has occurred, the Security Trustee may in its absolute discretion enforce all or any part of the Security and exercise any of the rights conferred on it by this Assignment or by law at such times and in such manner as it thinks fit.

8.3                                 Rights of the Company on Enforcement

At any time after an Enforcement Event has occurred, the Company may not, without the prior written consent of the Security Trustee, compromise, compound, vary, discharge, postpone or release any of its rights to receive moneys or otherwise waive any rights of action in relation to the Secured Assets or do or omit to do anything which may delay or prejudice the full recovery thereof other than, save to the extent the Security Trustee otherwise instructs the Company in writing, granting extensions to normal trade credit in accordance with its reasonable and, in the circumstances then prevailing, prudent management of its debtors on a normal commercial basis.

8.4                                 Power of Sale

At any time after an Enforcement Event has occurred, the Security Trustee may (without notice to the Company) sell or otherwise dispose of the Secured Assets or any of them and shall be entitled to apply the proceeds of such sale or other disposal in paying the costs of such sale or disposal and thereafter in or towards the discharge of the Secured Obligations or otherwise as provided for in this Assignment.

8.5                                 Statutory Powers

For the purposes of all powers implied by statute, the Secured Obligations shall be deemed to have become due and payable on the date of this Assignment.

8.6                                 Law of Property Act

Sections 93 and 103 of the Law of Property Act 1925 shall not apply to this Assignment nor to any exercise by the Security Trustee of its right to consolidate mortgages or its power of sale.

8.7                                 Realisation Accounts

If the Security Trustee enforces the Security (whether by appointment of a Receiver or otherwise), the Security Trustee may open and maintain with such financial institutions as it thinks fit one or more realisation accounts and pay any moneys it holds or receives under or pursuant to this Assignment into any such realisation account pending the application of such moneys pursuant to Clause 10 (Application of Proceeds).

9.                                      ADMINISTRATORS AND RECEIVERS

9.1                                 Appointment of Administrator

At any time after the Security has become enforceable, the Security Trustee may appoint an administrator pursuant to the power contained in paragraph 14 of Schedule B1 to the Insolvency Act 1986.

9.2                                 Appointment of Receivers

At any time after the Security has become enforceable or if the Company requests it to do so, the Security Trustee may, by written instrument and without notice to the Company, appoint any one or more persons as Receiver of such part of the Secured Assets as may be permitted by law.

9.3                                 Status of Receivers

Each Receiver shall:

(a)                  be entitled to act individually as well as jointly with any other person appointed as Receiver; and

(b)                 for all purposes be deemed to be the agent of the Company (and no Receiver shall at any time act as agent for the Security Trustee) and shall as such agent be deemed to be in the same position as a Receiver duly appointed by a mortgagee under the Law of Property Act 1925.

9.4                                 Powers of a Receiver

(a)                  Every Receiver appointed pursuant to Clause 9.2 (Appointment of Receivers) shall have and be entitled to exercise all of the powers set out in paragraph (b) below in addition to (i) all the powers conferred by the Law of Property Act 1925 (as extended by this Assignment) on any receiver appointed under such Act and (ii) (whether or not such Receiver is an administrative receiver) all the powers of an administrative receiver set out in Schedule 1 to the Insolvency Act 1986.

(b)                 The powers referred to in the first sentence of paragraph (a) above are:

(i)                                     to take immediate possession of, get in and collect all or any part of the Secured Assets over which he is appointed;

(ii)                                  to carry on the business of the Company insofar as it relates to the Secured Assets over which he is appointed as it may think fit, including the entering into of contracts and the repudiation, rescission or variation of any contract to which the Company is a party, and the acquisition or hiring of assets;

(iii)                               for the purpose of exercising any of the powers, authorities and discretions conferred on it by or pursuant to this Assignment and/or of defraying any costs, charges, losses or expenses (including remuneration) which shall be incurred by it in the exercise thereof or for any other purpose, to raise and borrow money either unsecured or on the security of all or any part of the Secured Assets over which he is appointed either in priority to the Security or otherwise and generally on such terms and conditions as it may think fit and no person lending such money shall be concerned to enquire as to the propriety or purpose of the exercise of such power or to see to the application of any money so raised or borrowed;

(iv)                              to sell, lease, exchange, grant options or licences over, convert into money and realise or otherwise deal with, all or any part of the Secured Assets over which he is appointed by public auction or private contract and generally in such manner and on such terms as it shall think proper.  Without prejudice to the generality of the foregoing, it may do any of these things for a consideration consisting of cash, debentures or other obligations, shares, stock or other valuable consideration and any such consideration may be payable in a lump sum or by instalments spread over such period as it may think fit;

(v)                                 to settle, adjust, refer to arbitration, compromise and arrange any claims, accounts, disputes, questions and demands with or by any person who is or claims to be a creditor of the Company or relating in any way to the Secured Assets over which he is appointed or any part thereof;

(vi)                              to bring, prosecute, enforce, defend and abandon any actions, suits and proceedings in relation to the Secured Assets over which he is appointed or any part thereof as may seem to it to be expedient;

(vii)                           to give valid receipts for all moneys and execute all assurances and things which it may think proper or desirable for realising the Secured Assets over which he is appointed;

(viii)                        to form a Subsidiary or Subsidiaries of the Company (whether by acquisition or otherwise) and to supervise and manage the same and to transfer or otherwise dispose to any such Subsidiary all or any part of the Secured Assets over which he is appointed;

(ix)                                to enter into or otherwise grant guarantees, indemnities or otherwise incur obligations in respect of the liabilities of third parties and to make payments due in relation to the same; and

(x)                                   to do all such other acts and things as it may consider desirable or necessary for realising all or any part of the Secured Assets over which he is appointed or incidental or conducive to any of the matters, powers or authorities conferred on a Receiver under or by virtue of this Assignment; to exercise in relation to all or any part of the Secured Assets over which he is appointed all such powers, authorities and things as it would be capable of exercising if it were the absolute beneficial owner of the same; and to use the name of the Company for all or any of such purposes.

9.5                                 Removal and Remuneration

(a)                  The Security Trustee may whenever it may deem it expedient (and so far as it is lawfully able), by written instrument (i) remove any Receiver appointed by it and (ii) appoint a new Receiver in the place of any Receiver whose appointment has been terminated and may from time to time fix the remuneration of any Receiver appointed by it without the limitations imposed by Section 109 of the Law of Property Act 1925.

(b)                 The Company shall be solely responsible for the payment of the remuneration of any Receiver appointed pursuant to this Assignment.

9.6                                 Security Trustee’s Rights

To the fullest extent permitted by law, all or any of the powers, authorities and discretions which are conferred by this Assignment (either expressly or impliedly) upon a Receiver in respect of the Secured Assets may, after the Security has become enforceable, be exercised by the Security Trustee in relation to the whole or any part of the Secured Assets irrespective of whether or not a Receiver of all or any part of such Secured Assets has been appointed.

10.                               APPLICATION OF PROCEEDS

All moneys received by the Security Trustee or by any Receiver shall be applied, after the discharge of the remuneration and expenses of the Receiver and all liabilities having priority to the Secured Obligations, in or towards satisfaction of the Secured Obligations in accordance with the terms of the Group Intercreditor Deed and the Security Trust Agreement, except that the Security Trustee may credit the same to a suspense account for so long and in such manner as the Security Trustee may from time to time determine and the Receiver may retain the same for such period as he and the Security Trustee consider expedient.

11.                               POWER OF ATTORNEY

11.1                           Appointment

By way of security for the performance of its obligations under this Assignment, the Company irrevocably appoints the Security Trustee and any Receiver (and their respective delegates and sub-delegates) to be its attorney acting severally (or jointly with any other such attorney or attorneys) and on its behalf and in its name or otherwise to do any and every thing which the Company is obliged to do under the terms of this Assignment or which such attorney considers necessary or desirable in order to exercise the rights conferred on it by or pursuant to this Assignment or by law.

11.2                           Ratification

The Company ratifies and confirms and agrees to ratify and confirm whatever any attorney appointed under this Assignment shall do in its capacity as such.

12.                               PROTECTION OF SECURITY TRUSTEE AND RECEIVERS

12.1                           No Liability as Mortgagee in Possession

Neither the Security Trustee nor any Receiver shall, by reason of it or such Receiver entering into possession of all or any part of the Secured Assets or taking any action permitted by this Assignment, be liable to account as mortgagee in possession or otherwise be liable for any loss of any kind or for any default or omission for which a mortgagee in possession might be liable.

12.2                           Receivers and Mortgagees

Each Receiver and the Security Trustee shall be entitled to all the rights, powers, privileges and immunities conferred by the Law of Property Act 1925 (as extended by this Assignment) on mortgagees and receivers when such receivers have been duly appointed thereunder.

12.3                           Receiver as Agent

Each Receiver shall be the agent of the Company and (subject to the provisions of this Assignment) the Company shall be solely responsible for the acts or default and the remuneration of each Receiver.

12.4                           Powers of the Security Trustee

To the fullest extent permitted by law, all or any of the powers, authorities and discretions of a Receiver in respect of the Secured Assets may, if a Receiver has been or could have been appointed, be exercised by the Security Trustee in relation to the whole or any part of the Secured Assets whether or not a Receiver is or has been appointed.

13.                               PROTECTION OF THIRD PARTIES

No purchaser, mortgagee or other person or company dealing with the Security Trustee or any Receiver or the agents of any of them shall have any need to enquire whether the Secured Obligations have become due and payable, or whether any power which the Security Trustee or any Receiver is purporting to exercise has become exercisable or whether any of the Secured Obligations remains outstanding nor to have regard to the application of any money paid to the Security Trustee or to such Receiver.

14.                               DELEGATION BY SECURITY TRUSTEE

The Security Trustee may at any time and from time to time delegate by power of attorney or in any other manner to any person or persons all or any of the powers, authorities and discretions which are for the time being exercisable by the Security Trustee under this Assignment in relation to all or any part of the Secured Assets.  Any such delegation may be made upon such terms (including power to sub-delegate) and subject to such regulations as the Security Trustee may think fit.  The Security Trustee shall not be in any way liable or responsible to the Company for any loss or damage arising from any act, default, omission or misconduct on the part of any such delegate or sub-delegate.

15.                               REDEMPTION OF PRIOR MORTGAGES

The Security Trustee may, at any time after the Security has become enforceable, redeem any prior encumbrance over all or any part of the Secured Assets or procure the transfer of such encumbrance to itself and may settle and pass the accounts of the prior mortgagee, chargee or encumbrancer.  Any accounts so settled and passed shall be conclusive and binding on the Company.  All principal moneys, interest, costs, charges and expenses of and incidental to such redemption and transfer shall be paid by the Company to the Security Trustee on demand.

16.                               RELEASE OF THE SECURITY

After the end of the Security Period, the Security Trustee shall, at the request and cost of the Company, execute all such documents and do such other things as may be required to release the Secured Assets from the Security and procure the reassignment to the Company of the property and assets assigned to the Security Trustee pursuant to this Assignment, in each case subject to Clause 22.2 (Settlements Conditional).

17.                               PAYMENTS

17.1                           Grossing Up

All payments by the Company under this Assignment shall be made free and clear of, and without deduction for or on account of, tax except, in the latter case, to the extent that the Company is required by law to make payment subject to tax.  If any tax or amounts in respect of tax must be deducted, or any other deductions must be made, from any amounts payable or paid by the Company, or paid or payable by the Security Trustee to any Secured Creditor, under this Assignment, the Company shall pay such additional amounts as may be necessary to ensure that the relevant Secured Creditor receives a net amount equal to the full amount which it would have received had payment not been made subject to tax.

17.2                           No Set-Off

All payments by the Company under this Assignment shall be made free and clear of and without deduction for or on account of any set-off or counter claim.

17.3                           Manner of Payment

Each payment made by the Company under this Assignment shall be paid in the manner in which payments are to be made by a Borrower under the Senior Facilities Agreement or, upon its repayment in full and cancellation of all undrawn commitments thereunder, under such equivalent provision in the Relevant Facilities Agreement.

18.                               COSTS AND EXPENSES

18.1                           Transaction Costs

The Company shall from time to time on demand of the Security Trustee reimburse the Security Trustee on a full indemnity basis for all reasonable costs and expenses (including legal fees), incurred by, or any remuneration payable to, the Security Trustee in connection with the negotiation, preparation, execution and perfection of this Assignment and the implementation of the arrangements contemplated in this Assignment.

18.2                           Preservation and Enforcement Costs

The Company shall, from time to time on demand of the Security Trustee, reimburse each Secured Creditor on a full indemnity basis for all costs and expenses (including legal fees) incurred in or in connection with the preservation and/or enforcement of any of the rights of such Secured Creditor under this Assignment.

18.3                           Taxes

The Company shall promptly pay all stamp, registration, documentary and other taxes, including any penalties, fines, supplements, surcharges or interest relating to such taxes, to which this Assignment or any judgment given in connection with this Assignment is or at any time may be subject and shall from time to time on demand of the Security Trustee indemnify each Secured Creditor against any liabilities, costs, claims and expenses (including legal fees) resulting from any failure to pay or any delay in paying any such tax.

18.4                           Indemnity

The Company shall indemnify the Security Trustee and any and every Receiver on demand from any and all costs, claims, losses, expenses (including legal fees) and liabilities, and any VAT thereon, which the Security Trustee or a Receiver may incur as a result of the occurrence of any Event of Default, the enforcement of the Security or the exercise or enforcement by the Security Trustee or a Receiver of any of the rights conferred on it or them by this Assignment or by law except in the case of fraud, wilful misconduct or gross negligence on the part of the Security Trustee or the relevant Receiver.

18.5                           Value Added Tax

(a)                  All amounts expressed to be payable under this Assignment by the Company to a Secured Creditor shall be exclusive of any VAT.  If VAT is chargeable on any supply made by a Secured Creditor to the Company under this

Assignment (whether that supply is taxable pursuant to the exercise of an option or otherwise), the Company shall pay to that Secured Creditor (in addition to and at the same time as paying that consideration) an amount equal to the amount of the VAT as further consideration.

(b)                 No payment or other consideration to be made or furnished to the Company pursuant to or in connection with this Assignment may be increased or added to by reference to (or as a result of any increase in the rate of) any VAT which shall be or may become chargeable in respect of any taxable supply.

(c)                  Where this Assignment requires any party to reimburse a Secured Creditor for any costs or expenses, that party shall also pay any amount of those costs or expenses incurred referable to VAT charged thereon.

19.                               ASSIGNMENTS AND TRANSFERS

19.1                           The Company’s Rights

None of the rights and benefits of the Company under this Assignment shall be capable of being assigned or transferred and the Company undertakes not to seek to assign or transfer all or any of such rights and benefits.

19.2                           The Security Trustee’s Rights

The Security Trustee may assign or transfer all or any of its rights and benefits under this Assignment in accordance with the terms of the Security Trust Agreement.

20.                               REMEDIES AND WAIVERS

No failure by the Security Trustee to exercise, nor any delay by the Security Trustee in exercising, any right or remedy under this Assignment shall operate as a waiver thereof nor shall any single or partial exercise of any such right or remedy prevent any further or other exercise thereof or the exercise of any other such right or remedy.

21.                               SET-OFF

21.1                           Right to Set-Off

Each Secured Creditor may (to the extent that the same is beneficially owned by it) set off its rights in respect of any matured Secured Obligation against any obligation (whether or not matured) owed by such Secured Creditor to the Company or any Obligor, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, such Secured Creditor may convert either obligation at a market rate of exchange in its usual course of business for the purpose of effecting such set-off.

21.2                           No Obligation

No Secured Creditor shall be obliged to exercise any right given to it by Clause 21.1 (Right to Set-Off).

21.3                           Time Deposits

Without prejudice to Clause 21.1 (Right to Set-Off), if any time deposit matures on any Account the Company has with any Secured Creditor at a time within the Security Period when:

(a)                  the Security has become enforceable; and

(b)                 no amount of the Secured Obligations is due and payable,

such time deposit shall automatically be renewed for such further period as such Secured Creditor in its absolute discretion considers appropriate.

22.                               ADDITIONAL PROVISIONS

22.1                           Partial Invalidity

If at any time any provision of this Assignment is or becomes illegal, invalid or unenforceable in any respect or any or all of the Security is or becomes ineffective in any respect under the law of any jurisdiction, such illegality, invalidity, unenforceability or ineffectiveness shall not affect:

(a)                  the legality, validity or enforceability of the remaining provisions of this Assignment or the effectiveness in any other respect of such Security; or

(b)                 the legality, validity or enforceability of such provision or the effectiveness of such Security under the laws of any other jurisdiction.

22.2                           Settlements Conditional

Any release, discharge or settlement between the Company and the Security Trustee shall be conditional upon no security, disposition or payment to the Security Trustee or any of the Beneficiaries by the Company or any other person being void, set aside or ordered to be refunded pursuant to any enactment or law relating to bankruptcy, liquidation, administration or insolvency or for any other reason whatsoever and if such condition shall not be fulfilled the Security Trustee shall be entitled to enforce this Assignment subsequently as if such release, discharge or settlement had not occurred and any such payment had not been made.

22.3                           Currency Conversion

In order to apply any sum held or received by the Security Trustee or a Receiver in or towards payment of the Secured Obligations, the Security Trustee or such Receiver may purchase an amount in another currency and the rate of exchange to be used shall be that at which, at such time as it considers appropriate, the Security Trustee or such Receiver is able to effect such purchase.

22.4                           Currency Indemnity

If any sum due from the Company under this Assignment or any order or judgment given or made in relation to this Assignment has to be converted from the currency (the “first currency”) in which the same is payable under this Assignment or under such order or judgment into another currency (the “second currency”) for the purpose of (a) making or filing a claim or proof against the Company, (b) obtaining an order or judgment in any court or other tribunal or (c) enforcing any order or judgment given or made in relation to this Assignment, the Company shall indemnify each Secured Creditor from any loss it suffers or incurs as a result of any discrepancy between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (ii) the rate or rates of exchange at which such Secured Creditor may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof.

22.5                           Rights Cumulative

The rights and remedies provided by this Assignment are cumulative and not exclusive of any rights or remedies provided by law.

22.6                           Unfettered Discretion

Any liberty or power which may be exercised or any determination which may be made under this Assignment by the Security Trustee or any Receiver may, subject to the terms and conditions of the Security Trust Agreement and the Group Intercreditor Deed, be exercised or made in its absolute and unfettered discretion without any obligation to give reasons.

23.                               NOTICES

23.1                           Mode of Service

Any notice or demand for payment by the Security Trustee under this Assignment shall, without prejudice to any other effective mode of making the same, be deemed to have been properly served on the Company in the manner and at the address set out in clause 20 of the Group Intercreditor Deed.

23.2                           Notices Conclusive

Any such notice or demand or any certificate as to the amount at any time secured by this Assignment shall, save for manifest error, be conclusive and binding upon the Company if signed by an officer of the Security Trustee.

23.3                           English Language

Each communication and document made or delivered by one party to another pursuant to this Assignment shall be in English or accompanied by a translation into English which is certified (by an officer of the person making or delivering the same) as being a true and accurate translation.

24.                               GOVERNING LAW

This Assignment and any non-contractual obligations arising out of or in connection with this Assignment shall be governed by, and construed in accordance with, English law.

25.                               JURISDICTION

25.1                           Courts of England

Each of the Company and the Security Trustee irrevocably agrees that the courts of England shall have jurisdiction to hear and determine any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Assignment (respectively “Proceedings” and “Disputes”) and, for such purposes, irrevocably submits to the jurisdiction of such courts.

25.2                           Appropriate Forum

The Company irrevocably waives any objection which it might now or hereafter have to Proceedings being brought or Disputes settled in the courts of England and agrees not to claim that any such court is not a convenient or appropriate forum.

25.3                           Service of Process

The Company agrees that the process by which any Proceedings are begun may be served on it by being delivered in connection with any Proceedings in England to Virgin Media Investment Holdings Limited at 160 Great Portland Street, London W1W 5QA, United Kingdom or, if different, its registered office for the time being. If the appointment of the person mentioned in this Clause 25.3 ceases to be effective, the Company shall immediately appoint another person in England to accept service of process on its behalf in England and if it fails to do so within 15 days the Security Trustee shall be entitled to appoint such a person by notice to the Company. Nothing contained in this Assignment shall affect the right to serve process in any other manner permitted by law.

25.4                           Proceedings in Other Jurisdictions

Nothing in Clause 25.1 (Courts of England) shall (and shall not be construed so as to) limit the right of the Security Trustee to take Proceedings against the Company in any other court of competent jurisdiction nor shall the taking of Proceedings in any one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

26.                               COUNTERPARTS AND EFFECTIVENESS

26.1                           Counterparts

This Assignment may be executed in counterparts and both such counterparts taken together shall be deemed to constitute one and the same instrument.

26.2                           Effectiveness

This Assignment shall take effect and be delivered as a deed on the date on which it is stated to be made.

SCHEDULE 1

CONTENT PROVIDER CONTRACTS

Parties	Description	Date

(1) Telewest Limited (2) Asia TV Limited	Contract for the provision of linear channels	19 December 2005 as amended by letter agreements dated 19 July 2006 and 31 October 2006 and novated to Virgin Media Limited by agreement dated 27 June 2008

(1) Telewest Limited (2) Ary Digital (UK) Limited	Contract for the provision of linear channels	4 June 2004 as amended by letter agreements dated 19 July 2006 and 17 January 2008

(1) Telewest Limited (2) B4U Network (Europe) Limited	Contract for the provision of linear channels	24 March 2003 as amended by letter agreements dated 25 June 2003, 27 May 2004, 29 November 2005 and 18 July 2006 and novated to Virgin Media Limited by agreement dated 22 February 2008

(1) Virgin Media Limited (2) MSM Satellite (Singapore) Pte Limited	Contract for the provision of linear channels	20 December 2006

(1) Virgin Media Limited (2) Asian Broadcasting FZ-LLC	Contract for the provision of linear channels	31 August 2007

(1) Virgin Media Limited (2) Portland Enterprises (CI) Limited (3) RHF Productions Limited	Contract for the provision of linear channels	5 September 2007 as amended by letter agreements dated 28 August 2008 and 14 May 2009

(1) Virgin Media Limited (2) Playboy TV UK/Benelux Limited	Contract for the provision of linear channels	22 May 2009

(1) Virgin Media Limited (2) TV Group Limited	Contract for the provision of linear channels	30 June 2005 as amended by letter agreement dated 2 August 2007

Parties	Description	Date

(1) Virgin Media Limited (2) Phoenix Chinese News & Entertainment Limited	Contract for the provision of linear channels	24 May 2005 as amended by letter agreement dated 28 August 2008

(1) Virgin Media Limited (2) MUTV Limited	Contract for the provision of linear channels	29 May 2009

(1) Virgin Media Limited (2) The Walt Disney Company Limited	Contract for the provision of linear channels	24 December 2008 as amended by agreement dated 28 April 2009

(1) Virgin Media Limited (2) Baby Network Limited	Contract for the provision of linear channels	10 August 2005 as amended by amendment agreement dated 30 August 2006

(1) Virgin Media Limited (2) Setanta Sport (PPV) Limited	Contract for the provision of linear channels	19 August 2007 as amended by letter agreement dated 22 December 2008

(1) Future Entertainment S.à r.l. (2) Virgin Media Limited (3) Virgin Media Investment Holdings Limited (4) British Sky Broadcasting Limited	Consent Agreement relating to the provision of Sky’s premium digital linear channels	26 May 2009

THIS ASSIGNMENT has been executed as a deed by the Company and signed by the Security Trustee on the date written at the beginning of this Assignment.

THE COMPANY

EXECUTED as a DEED by

FUTURE ENTERTAINMENT S.À R.L.

/s/ EMMA JONES
Represented by: Emma Jones
Title: General Manager

THE SECURITY TRUSTEE

DEUTSCHE BANK AG, LONDON BRANCH

By:	/s/ N. DAWES
N. Dawes

By:	/s/ V. MAYELL
V. Mayell